Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-217606, 333-218609, and 333‑220450) and Form S‑8 (Nos. 333‑190471 and 333-211569) of Jones Energy, Inc. of our report dated February 28, 2018, except for the effects of the reverse stock split discussed in Note 14 to the consolidated financial statements, as to which the date is February 28, 2019 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 28, 2019